Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of The Bank of Nova Scotia
We consent to use of our audit report dated December 3, 2010 with respect to the consolidated balance sheets of The Bank of Nova Scotia (the “Bank”) as at October 31, 2010 and 2009 and the consolidated statements of income, changes in shareholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended October 31, 2010, incorporated herein by reference in this Registration Statement on Form F-9 relating to the registration of Senior Debt Securities and Subordinated Debt Securities.
/s/  KPMG LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
June 29, 2011